Exhibit 10.3

1195 NW Compton Drive, Beaverton, OR 97006-1992, USA Phone: +1-503-748-1100 Fax: +1-503-748-1244 www.planar.com

April 10, 2007

Terri Timberman

4845 Kim Drive

Pocatello, Idaho 83204

Dear Terri,

Further to our discussions, I am pleased to be in a position to ask you to join the Planar Executive Team in the role of Vice President of Human Resources, reporting to me starting May 14, 2007.

We hope you will confirm your favorable consideration of this offer that includes the following core components:

•	Starting annual salary at $200,000, paid bi-weekly.

•

Bonus Plan eligibility at 60% of annual base pay at target for the year. Bonus awards are paid after the end of each quarter, subject to performance metrics being met. You will be eligible for a pro rated share of any payment due for Q3 results provided that your start date is before the end of Q3, no later than June 30, 2007. You will also be eligible for a pro rated share of any payment for full year performance as well.

Upon your acceptance I will be making the following stock grant recommendations for approval by the Board Compensation Committee:

•	New Hire stock option grant of fifty thousand (50,000) shares that will vest over a three year time period: 33% on the grant anniversary date (board approval) and 8.375% each quarter thereafter.

•	New Hire restricted stock grant of twenty thousand (20,000) performance-based restricted shares that will vest when defined metrics in the 2007-2009 Long Term Incentive Plan are met.

•	New Hire restricted stock grant of ten thousand (10,000) time based restricted stock shares that will vest one third on each of the first three anniversaries of your start date.

This offer includes the following company-funded assistance with regard to your required relocation from Pocatello to the Portland area:

•

Pre-move house hunting trip. One or two round-trips for you and/or your spouse for the purpose of selecting a residence in the Portland area, to include up to five nights of lodging and reimbursement of reasonable expenses related to accommodation, meals and transportation.

•	Temporary accommodation costs for up to 90 days, if required prior to completing the final move.

•	Coach class air fare for you and/or your spouse to make a return trip to finalize arrangements for the move.

•	Reimbursement for up to $30,000 of costs incurred in selling your home.

•	Payment for transportation of household goods through Swartz Moving & Storage, including one vehicle, and blanket transportation insurance.

As discussed, an integrated employment agreement for eligible executive staff members is under development and is expected to be finalized soon. I have enclosed a draft for your perusal. You will be entitled to severance protections provided to other members of the executive staff but, in any event, we agree to grant you severance protections no less favorable than the following:

CHANGE IN CONTROL

•	Cash and Benefits on termination

¡	1 x annual total targeted compensation

¡	18 months company-paid COBRA

•	Equity

¡	100% vesting of all time-based stock options and restricted shares

¡	Conversion of unvested performance-based restricted shares to time-based shares, if there is no termination

SEVERANCE IN THE EVENT OF TERMINATION WITHOUT CAUSE

•	Severance payment of 12 months base pay

•	18 months company-paid COBRA

•	Stock vesting stops on termination (90 days to exercise vested shares)

•	Executive outplacement on delivery of service

Planar offers an Employee Share Purchase Plan whereby employees can purchase company stock at a 15% discount through direct payroll deductions. Your first opportunity to join the plan will be in mid-September, 2007 for the October, 2007 through March, 2008 period.

Other standard employee benefits offered include:

•	401(k) retirement savings plan with company match and immediate vesting.

•	Medical insurance coverage through CIGNA, and Flexible Health Spending Account option.

•

PTO (paid time off) of 20 days in first year. This includes a bank of 40 available hours on hire and accrual at 4.62 hours per pay period through the rest of the year. After five years of service the PTO accrual rate is increased to 7.7 hrs per pay period amounting to five weeks per year. Planar has eleven paid holidays per year, three of which are floating days determined by the company.

As part of our commitment to providing a safe, drug free environment for our employees, all employment offers are contingent upon the prospective new hire passing a drug screen prior to joining Planar. The testing center recommended by our vendor for your zipcode is: Labcorp, 444 Hospital Way St 401, Pocatello, ID 83201. Phone 208-232-6740. Please add your social security number to the enclosed form and take it with you to the lab.

Terri, I welcome this opportunity to have you join Planar and look forward to receipt of a signed acceptance, marked for my attention. I am also enclosing: a) a Proprietary and Intellectual Property Agreement that requires your perusal and signature for delivery with your job offer acceptance and b) a copy of our current Benefits Plan brochure.

I am proposing a start date of Monday, May 14, 2007. During the first three days of employment, you will be asked for your current driver’s license and original social security card, or a current passport and visa to satisfy the USCIS I-9 work authorization process.

Sincerely,

/s/ Gerry Perkel
Gerry Perkel
Chief Executive Officer
Planar Systems, Inc.

While it is our belief that our relationship will be a positive one, it is appropriate to advise you that Planar Systems, Inc. is an “at-will” employer and does not offer employment on a fixed term basis. Either you or the company can terminate the working relationship at any time and for any reason. The representations in this letter and from our meeting with you should not be construed in any manner as a proposed contract for any fixed term or for any specific terms and conditions of employment contrary to an “at-will” relationship.

I ACCEPT THIS OFFER

/s/ Terri Timberman	April 16, 2007
Terri Timberman	Date

Encs:

Benefits summary brochure

Intellectual Property/Confidentiality Agreement

Draft Executive Employment Agreement

Form for drug screening process